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                                                                   EXHIBIT 12
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                             COMPUTATION OF RATIOS



Ratio of Total Liabilities to Stockholders' Equity
- - --------------------------------------------------
Total liabilities divided by total stockholders' equity


Percent of Operating Debt to Total Capital
- - ------------------------------------------
Operating debt divided by the sum of operating debt plus deferred income taxes plus stockholders' equity





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